Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cardtronics Inc.:
We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the Registration Statement.
Our reports covering the financial statements for both Cardtronics Inc. and ATM Company (as defined in footnote 1 to the related financial statements) contain an explanatory paragraph that states the respective companies adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations on January 1, 2003.
/s/ KPMG LLP
Houston, Texas
January 19, 2006